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Exhibit 99
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Company Name Change

     Effective May 10, 2000 the Company changed its name to The Premcor Refining Group Inc. from Clark Refining & Marketing, Inc. In connection with this name change, the following affiliated companies have also changed their names:

  New Name                           Former Name
  --------                           -----------

Ultimate Parent:
  Premcor Inc.                       Clark Refining Holdings Inc.

Parent Company and subsidiary:
  Premcor USA Inc.                   Clark USA, Inc.
  The Premcor Pipeline Co.           Clark Pipe Line Company

Subsidiaries:
  Premcor Investments Inc.           Clark Investments, Inc.
  Premcor P.A. Pipeline Company      Clark Port Arthur Pipe Line Company